Exhibit 23.3

INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Plymouth Industrial REIT, Inc. (formerly Plymouth Opportunity REIT, Inc.) on Form S-11, Amendment No. 4 (File No. 333-196798) of our report dated March 29, 2017 with respect to our audit of the consolidated financial statement of Plymouth Industrial REIT, Inc. as of December 31, 2016 and for the year then ended which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the headings “Experts,” “Summary Selected Financial Information, “and “Selected Financial Information” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

March 29, 2017